UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): September 7, 2004

                        Commission file number: 000-16299
                                ----------------

                               ANTS SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                13-3054685
   (State or other jurisdiction of       (IRS Employer Identification Number)
    Incorporation or Organization)

 801 Mahler Rd, Suite G, Burlingame, CA                       94010
(Address of principal executive offices)                    (Zip Code)

                                 (650) 692-0240
              (Registrant's Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

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
ITEM 8.01 Other Events -- Shareholder Bulletin

September 7, 2004



Dear Shareholders:

It has been a while since my last shareholder letter, therefore please forgive the length of this letter, as I will update you on several matters. We have made significant progress since the annual meeting held on May 6, 2004, so I would like to provide you with a recap of certain announcements and other progress made since then. Additionally I would like to provide a current status report, describe our near term goals and answer some of the great questions we have received from shareholders.

Certain Announcements Since the Last Annual Meeting

On May 6th, we announced that we had expanded the number of platforms supported by the ANTs Data Server (ADS), adding support for more versions of the Linux, Solaris and Windows operating systems. This has been helpful in the sales process as it broadens the number of prospects who can consider ADS. On the PR side, we were the subject of a great article by eWeek columnist and IT thought-leader, Peter Coffee
(http://www.antssoftware.com/pdfs/e_week_coffee_5_04.pdf)

In June we took a booth at the Securities Industry Association Technology Management Conference. We met many prospects at this conference and generated quite a few leads, some of which are now evaluating ADS. On the PR side, our VP of R&D, Dr. Jeffrey Spirn was published in Business Integration Journal with an
outstanding       piece       on      a      helper       database       concept
(http://www.antssoftware.com/pdfs/ANTs_helper_database_bij.pdf). A number of prospects have mentioned this article and the one by Peter Coffee as reasons for contacting us.

In July, we announced that we had come to pricing terms with a Fortune 50 global financial services company that was evaluating ADS. There is no commitment by the parties to license, make any purchases, and/or negotiate a license agreement or any other type of agreement. This is one of a number of financial institutions evaluating ADS. We also announced that we had been granted two patents. These are the first patents granted which relate to our core technology. Five other patent applications filed at approximately the same time are still under review. In August, we disclosed in the second quarterly report that we had filed an additional patent application. We also disclosed that we had acquired the internet domain "ants.com" and were transitioning our web site to the new domain. This has obvious benefits for marketing and sales purposes. Finally, last week we announced the availability of a beta version of ADS 2.4. Thanks to an outstanding effort by the entire engineering team, led by Girish Mundada our VP of Engineering, a substantial range of new features and platform support has been added to our product. The ADS 2.4 beta press release and all other releases are available at: http://www.antssoftware.com/press_releases.htm.

Other Progress Since the Last Annual Meeting

We are currently the subject of in-depth evaluations with five prospects, three large firms in the financial services area (one referred to above), a rapidly growing web-based services company and a large travel reservation systems company. An additional six prospects have told us they intend to evaluate. These evaluations are more intense and substantial than any we have seen since Wireless Services Corporation evaluated and became our first signed licensee. (A quick word about WSC. As you may know they are very strong supporters of our company and ADS and CTO Curt Miller actually spoke to the shareholders via telephone link during the annual meeting. They are as anxious as we are to see their end-user customer begin using our product. More on this below.) Now a word of caution, in the sales game evaluations do not always presage closed deals, so our goal is to fill the pipeline with serious prospects and get our fair share of contracts.

Since May we have hired eleven employees -- six joined the sales team, five joined the engineering team. Every one of these new employees is a strong addition to our company and fills a critical need we could not previously afford. Three employees have left the company during that time, however one continues to provide services as consultant from overseas. Our total employee count is now 24 and we have three consultants. On the sales team we were very pleased to have hired two experienced enterprise sales professionals. Gary Calderon is VP Western Region Sales and Gerry Hasty is VP of New York Region Sales. Both bring to ANTs significant experience selling enterprise software, have great contacts and have hit the ground running. We have also put in place a technical sales team, separate from the engineering team, to support Gary, Gerry and Steve Messino, our VP of Sales. The technical sales team should be instrumental in helping prospects understand our product and they will assist prospects in evaluating and implementing our product.

Company Status at Present

Today, we are in a better position to pitch and attract prospects, support evaluations, close deals and help customers implement, than at any time since I joined ANTs, and we have more active, in-depth evaluations with prospects that have deadlines and funded projects than at any time in our history. We are pitching in a customer environment that is more receptive to our product than at any time since its introduction. The energy and excitement around the shop is tremendous.

Near Term Goals

First, we want to convert as many of our evaluators into customers as possible and intend to apply every resource at our disposal to achieve that goal. We believe it is possible to close a number of deals and we are all committed to doing whatever it takes to close those deals. Keep in mind that there are numerous factors (not all in our control) that may affect whether or not we can close a deal and how long it may take. We intend to continue to implement a marketing and PR program that drives leads to the sales team. We intend to continue to improve our product and have an aggressive plan to complete beta testing and roll out a commercial release of version 2.4, and once that roll out is complete we intend to continue adding features we know will appeal to potential customers.

Now here are some frequently asked questions from shareholders.

Frequently Asked Questions

Why is it taking so long to make a sale?

     After three years of greatly restricted IT budgets, technology buyers are still cautious. The pre-sales, evaluation and implementation cycles have expanded. This is not unique to small software vendors. Two large enterprise software vendors both recently felt obliged to explain that they missed their quarterly revenue estimates because key deals were taking longer to close. That said, we believe we can provide real value to potential customers which directly addresses one of the most important issues they raise -- cost. We believe the ANTs Data Server allows them to do more with less.

When will Wireless Services Corporation begin using ADS?

     Wireless Services Corporation (WSC) sells a software platform which is deployed by wireless carriers to manage text messaging. WSC has determined that when messaging volumes reach a certain point, the current database used in their platform will be overloaded. They evaluated ADS and thoroughly tested our product and have seen great performance improvement in their platform when ADS handles some of that load. When WSC's customers reach the saturation point with the current version of their product, WSC recommends the customer upgrade to the version using

     ADS. WSC has told us that one of their customers has reached that point. However, the final decision to deploy the ADS version of WSC's product is the customer's. We understand that discussions are now underway regarding this possible deployment, however there is no assurance that the customer will agree to upgrade to the version of WSC's product using ADS.

How long is the company funded?

     At our current expense level we are funded through the end of this year.

What is the status of the President/COO search? Are you looking for a "big name"?

     The board of directors initiated the search, hired an extremely capable search firm and should shortly be evaluating a number of qualified candidates. The board, after consultation with the management team, drew up a detailed description of the ideal candidate. Candidates that possess the experience and skills required for the job will be considered. We are not out shopping for a "big name", however if a qualified candidate were also well recognized, I would think that would be favorable. The ultimate decision to hire our next President and COO rests with the board.

Does the announcement of beta 2.4 delay potential deals, as prospects now have to evaluate a new version of the product?

     The short answer is no. The current evaluators requested certain features that were not in our version 2.2 product at the time they began considering an evaluation. Being very customer-responsive, we agreed to develop those features and rolled them in with many others we were developing for version
     2.4. Early versions of beta 2.4 have been in the evaluators' hands for a while. If the evaluations are successful and the evaluators choose to license, we expect the official shipping version of ADS 2.4 to be available.

Will faster hardware or developments from other software vendors make the ANTs Data Server obsolete?

     Faster hardware is good for the ANTs Data Server and generally not good for other database management systems (DBMS's) in applications where locking is an issue. For the other DBMS's, it's analogous to replacing a two-lane street that connects to a two-lane bridge, with a five-lane freeway that still connects to a two-lane bridge. As faster hardware sends more transactions to the DBMS, delays due to locking will grow and will account for a larger percentage of total transaction time. At a certain point the other DBMS's reach a plateau in the number of transactions they can process in a set time. In internal testing, the ANTs Data Server, which almost never takes out a lock, scales in a near linear fashion as more transactions are sent to it. I encourage you to read the results of our internal testing which can be found in the document titled: ANTs Data Server -- Basic SQL Operations Benchmark. You can download that document from our web site after filling out a simple form: http://www.antssoftware.com/download_tech_docs1.php4.

     As far as developments by other vendors, there is a wide range of solutions available from vendors who help move data around, analyze it, back it up and store it at high speed. However, we are unaware of any new developments in our core DBMS market (high-speed transaction processing). Developments from the other vendors in our space seem to be focused on broadening their offering by adding features rather than reworking their core technology to achieve the type of performance we see in the ANTs Data Server.

Will you be exhibiting at other trade shows?

     Yes. We will attend and exhibit at certain trade shows and conferences that appeal to our target markets. In fact, we have just posted on our web site an announcement that we will be taking a booth at VARVision, a Gartner-produced event in Scottsdale, Arizona later this month. This event is highly targeted. Many VARs (value-added resellers) should be in attendance and it is an excellent opportunity to establish initial contacts with these VARs some of whom may ultimately resell our product.

Why doesn't IBM or Oracle or some other big company acquire ANTs for its technology?

     What we are hearing is that most companies are being acquired only if they add to the bottom line -- and I don't mean the expense line. Our belief is that we would not become an appealing target until we have established ourselves in the market as a profitable company. Even then there is no guarantee that a larger company would be interested in acquiring us. We'll cross that bridge when we get to it. In the meantime, we are laser-focused on acquiring our first customers and on relentlessly improving our product.

There are exciting opportunities on the horizon. I hope this letter has provided you with a good update and has answered your questions. Feel free to contact us any time: investorrelations@antssoftware.com or (650) 692-0219 ext. 40.


Best regards,


Frank Ruotolo
Chairman and CEO


This letter is not an offer to sell, or solicitation of offers to buy, securities. This letter contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that it will result in a commercially viable product; that the Company will enter into a license agreement with the Fortune 50 global financial services company; that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended June 30, 2004. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ANTs software inc.

Date:    September 7, 2004            By: /s/     Francis K. Ruotolo
                                          --------------------------
                                          Francis K. Ruotolo, Chairman
                                          and Chief Executive Officer